Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Fourth Quarter and Full Year Results; Strong Fourth Quarter Free Cash Flow of $99M

(Cincinnati; January 27, 2009) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the fourth quarter and full year of 2008.

Summary

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Consolidated fourth quarter 2008 revenue of $703.7 million with net loss of $29.3 million, or $0.24 per share, including non-cash goodwill impairment in the HR Management segment of $61.1 million, or $0.43 per share, and restructuring expenses of $20.3 million, or $0.11 per share. Combined, these charges represent a negative impact to fourth quarter 2008 earnings of $0.54 per share.

•

Free cash flow of $99.1 million in the fourth quarter 2008, driven by good working capital management (including a 9-day reduction of days sales outstanding), resulted in a $240.0 million cash balance at the end of the fourth quarter.

•	Continuing sequential improvement in Customer Management operating margin in the fourth quarter 2008.

•	HR Management implementation progress and subsequent “go-live” of key portions of a major HR services contract for a Fortune 50 Company.

•	Information Management fourth quarter 2008 performance was negatively impacted by the slowdown in communications industry spending.

“We made significant progress in the fourth quarter toward improving our liquidity and balance sheet. Our strengthened cash balance combined with expected 2009 free cash flow is sufficient to invest in the business and pay off the $250 million bond due in December,” said David Dougherty, President and CEO of Convergys. “In Customer Management, our largest business, live-agent operations continued to improve, our recent Intervoice [R] acquisition contributed positively, and demand remained steady for both live-agent and automated solutions. In Information Management, facing reduced spending by carriers, we continued to find ways to reduce costs and invest in our high value, modular Infinys platform to win new clients. We expect that all three of our business segments will contribute to the company’s improved free cash flow in 2009.

Dougherty continued, “As a result of the communications industry slowdown and turmoil in capital markets, it is unlikely we will be in a position to separate the Information Management business from Convergys in the near term. However, we will continue our evaluation of this option and will provide updates as the year progresses.”

The company’s full year 2008 consolidated results include revenues of $2,785.8 million and net loss of $92.9 million, or $0.75 per share, including charges of $334.0 million, or $1.93 per share, related to HR Management contracts reflecting third quarter 2008 asset impairment of $207.5 million and expensing of implementation costs of $65.4 million and fourth quarter 2008 goodwill impairment of $61.1 million. Full year results also include restructuring expenses to streamline the businesses of $34.4 million, or $0.18 per share. Combined, these charges represent a negative impact to full year 2008 earnings of $2.11 per share.

Fourth Quarter Performance

Revenues – Revenues were $703.7 million in the fourth quarter of 2008 compared with $713.7 million in the same period last year. On a sequential basis, revenues increased 4 percent. Intervoice revenues were $14.2 million and $49.1 million in the third quarter 2008 and fourth quarter 2008, respectively.

Goodwill Impairment – As discussed in the third quarter 2008 Form 10-Q, the company had not yet been able to determine if an impairment charge to the HR Management segment’s goodwill was necessary. The analysis was completed in the fourth quarter 2008, which resulted in a non-cash goodwill impairment charge of $61.1 million, or $0.43 per share.

Operating Income – Operating loss in the fourth quarter of 2008 was $35.6 million compared with income of $58.5 million in the same period a year ago. Fourth quarter 2008 results include the $61.1 million goodwill impairment mentioned above and $20.3 million of restructuring charges to streamline the business.

Net Income – Net loss was $29.3 million, or $0.24 loss per share, in the 2008 fourth quarter, compared with earnings of $45.3 million, or $0.34 per diluted share, in the same period a year ago. The fourth quarter 2008 results include the $0.54 per share negative impact from goodwill impairment and restructuring charges referenced above.

Cash Flow – Cash flow from operating activities was $127.3 million in the 2008 fourth quarter. Free cash flow in the quarter was $99.1 million. Days sales outstanding improved 9 days to 68 days reflecting tight management of receivables. This combined with other cash flow improvements resulted in a $240.0 million cash balance at the end of the fourth quarter 2008.

Customer Management – Customer Management revenues in the 2008 fourth quarter increased to $526.6 million compared with $473.6 million in the same period last year. Fourth quarter 2008 operating income and operating margins were $28.0 million and 5.3%, respectively, compared with $35.3 million and 7.5%, respectively, in the same period last year. The positive impact from the Intervoice acquisition and improved operating efficiencies in the live agent business were offset by additional cost due to foreign exchange changes of approximately $9 million, or 180 basis points. Results for the fourth quarter 2008 include an $8.6 million restructuring charge. On a sequential basis, operating margin improved 50 basis points and the restructuring charge had a 160 basis point adverse impact.

Information Management – Information Management revenues in the 2008 fourth quarter were $113.6 million compared with $176.1 million in the same period last year largely due to client migrations in North America, changes in the timing of acceptance of an international project, and project completions. Fourth quarter 2008 operating income was $11.6 million compared with $33.1 million in the same period last year primarily due to the revenue decline. Operating margin was 10.2 percent in the 2008 fourth quarter, compared with 18.8 percent in the same period last year. Results for the fourth quarter 2008 include a $2.8 million restructuring charge and results for the same period last year include a $1.3 million asset impairment charge.

HR Management – HR Management revenues of $63.5 million in the 2008 fourth quarter were essentially flat with the same period last year. Revenue growth from the North American go-live of a large contract was offset by the elimination of pass-through revenue with a large HR outsourcing client earlier in the year. The fourth quarter 2008 operating loss was $69.9 million compared to $5.5 million in the same period last year. Results for the fourth quarter of 2008 include $61.1 million of goodwill impairment charges mentioned above and an $8.7 million restructuring charge to align costs to future revenues.

Business Outlook

Convergys and its clients are facing a challenging economic environment in which forecasting is difficult. For planning purposes, the company has assumed that the economic environment in 2009 will be generally consistent with current conditions. Markedly different actual economic conditions could impact 2009 performance. Within this uncertain environment, Convergys has the following expectations for 2009:

•	Revenue growth, including modest increases in Customer Management and HR Management and a decline in Information Management.

•	Operating income improvement, including modest improvements in Customer Management and HR Management and a decline in Information Management, more than offset by higher interest expense.

•	Earnings per diluted share within the range of $0.90 to $1.10.

•	Free cash flow of approximately $200 million.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of January 27, 2009. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s common shares and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures, as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Conference Call Note:

Convergys will host a conference call on Tuesday, January 27, 2009, at 10:00 AM, EST, to discuss the company’s fourth quarter results. It will feature Dave Dougherty, President and CEO, and Earl Shanks, CFO. This call will be carried live and will be archived on the Internet. A link to the conference call is available at www.convergys.com

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 83 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
(In millions except per share amounts)	2008	2007		2008	2007
Revenues	$703.7	$713.7	(1)	$2,785.8	$2,844.3	(2)

Costs and Expenses:
Cost of Providing Services and Products Sold	451.2	460.7	(2)	1,892.9	1,837.9	3
Selling, General and Administrative	153.6	142.1	8	593.8	554.9	7
Research and Development Costs	17.5	15.8	11	54.9	73.4	(25)
Depreciation	32.0	28.6	12	119.0	115.4	3
Amortization	3.6	2.5	44	13.5	9.0	50
Restructuring Charges	20.3	0.0	NA	34.4	3.4	NA
Asset Impairment	61.1	5.5	NA	268.6	5.5	NA

Total Costs and Expenses	739.3	655.2	13	2,977.1	2,599.5	15

Operating Income (Loss)	(35.6)	58.5	NA	(191.3)	244.8	NA

Equity in Earnings of Cellular Partnerships	9.9	6.5	52	35.7	14.3	NA
Other Income, net	6.6	0.1	NA	14.3	4.0	NA
Interest Expense	(9.3)	(3.9)	NA	(22.6)	(17.5)	29

Income (Loss) Before Income Taxes	(28.4)	61.2	NA	(163.9)	245.6	NA

Income Tax Expense (Benefit)	0.9	15.9	(94)	(71.0)	76.1	NA

Net Income (Loss)	$(29.3)	$45.3	NA	$(92.9)	$169.5	NA

Earnings (Loss) Per Common Share
Basic	$(0.24)	$0.35	NA	$(0.75)	$1.26	NA

Diluted	$(0.24)	$0.34	NA	$(0.75)	$1.23	NA

Weighted Average Common Shares Outstanding
Basic	122.1	129.6		123.5	134.1
Diluted	124.2	132.9		125.8	137.7

Market Price Per Share
High	$14.93	$19.18		$16.99	$27.26
Low	$4.02	$15.86		$4.02	$14.67
Close	$6.41	$16.46		$6.41	$16.46

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Dec. 31, 2008	Dec. 31, 2007
Assets
Cash and Cash Equivalents	$240.0	$120.3
Receivables—Net	523.8	557.7
Other Current Assets	243.7	183.6
Property and Equipment—Net	420.9	364.4
Other Assets	1,413.0	1,338.2

Total Assets	$2,841.4	$2,564.2

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$259.5	$0.6
Other Current Liabilities	538.7	426.3
Other Liabilities	486.7	356.3
Long-Term Debt	406.4	259.3
Common Shareholders’ Equity	1,150.1	1,521.7

Total Liabilities and Shareholders’ Equity	$2,841.4	$2,564.2

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,				For the Twelve Months Ended Dec. 31,
(In millions)	2008		2007		2008		2007
Cash provided by operating activities	$127.3		$98.9		$195.6		$209.9
Cash used in investing activities	(26.1	) (a)	(31.1	) (a)	(365.1	) (b)	(74.8	) (b)
Cash used in financing activities	2.5		(64.4)		289.2		(250.7)

Net increase (decrease) in cash	$103.7		$3.4		$119.7		($115.6)

(a)	Includes $28.2 and $24.4 of capital expenditures, net, for the three months ended Dec. 31, 2008 and 2007, respectively.
(b)	Includes $92.1 and $101.3 of capital expenditures, net, for the twelve months ended Dec. 31, 2008 and 2007, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

(In millions)	For the Three Months Ended Dec. 31,		%	For the Twelve Months Ended Dec. 31,		%
	2008	2007	Change	2008	2007	Change
Revenues:
Customer Management	$526.6	$473.6	11	$1,954.8	$1,866.1	5
Information Management	113.6	176.1	(35)	571.5	723.0	(21)
HR Management	63.5	64.0	(1)	259.5	255.2	2

Total	$703.7	$713.7	(1)	$2,785.8	$2,844.3	(2)

Operating Income (Loss):
Customer Management	$28.0	$35.3	(21)	$92.6	$176.7	(48)
Information Management	11.6	33.1	(65)	96.4	130.9	(26)
HR Management	(69.9)	(5.5)	NA	(358.8)	(38.3)	NA
Corporate and Other	(5.3)	(4.4)	20	(21.5)	(24.5)	(12)

Total	$(35.6)	$58.5	NA	$(191.3)	$244.8	NA

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
(In millions)	2008	2007	2008	2007
Cash provided by operating activities	$127.3	$98.9	$195.6	$209.9
Capital expenditures, net	(28.2)	(24.4)	(92.1)	(101.3)

Free cash flow (a non-GAAP measure)	$99.1	$74.5	$103.5	$108.6

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s common shares and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

EPS Impact of Goodwill and Restructuring Charges

(In Millions Except Per Share Amounts)

	Consolidated Operating Income (Loss)	Income (Loss) Before Tax	IncomeTax (Expense)/ Benefit	Net Income (Loss)	Impact on EPS
Fourth Quarter 2008
Results as reported under U.S. GAAP	$(35.6)	$(28.4)	$(0.9)	$(29.3)	$(0.24)
Impact of goodwill impairment charge	(61.1)	(61.1)	8.9	(52.2)	(0.43)
Impact of restructuring charge	(20.3)	(20.3)	7.1	(13.2)	(0.11)

Year to Date 2008
Results as reported under U.S. GAAP	$(191.3)	$(163.9)	$71.0	$(92.9)	$(0.75)
Impact of write-down of capitalized implementation costs and impairment charges	(334.0)	(334.0)	96.0	(238.0)	(1.93)
Impact of restructuring charge	(34.4)	(34.4)	12.0	(22.4)	(0.18)

In the fourth quarter of 2008, the Company recorded $61.1 of goodwill impairment charges related to HR Management. In the third quarter of 2008, the Company recorded $272.9 of implementation and impairment charges related to HR Management, of which $207.5 was due to asset impairment and $65.4 was due to write-down of capitalized implementation costs. The charge was caused by our assessment of the recoverability of capitalized implementation costs, in light of increases in overall implementation and ongoing delivery costs. During the first and fourth quarter of 2008, the Company recorded restructuring charges of $14.1 and $20.3, respectively, to streamline our businesses.